EXHIBIT 21

P&F INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Continental Tool Group, Inc., a Delaware Corporation

Hy-Tech Machine, Inc., a Delaware Corporation
Florida Pneumatic Manufacturing Corporation, a Florida Corporation
D/b/a Universal Tool
D/b/a Pipemaster
D/b/a Berkley Tool

Countrywide Hardware, Inc., a Delaware Corporation

Nationwide Industries, Inc., a Florida Corporation
Pacific Stair Products, Inc., a Delaware Corporation
WILP Holdings, Inc., a Delaware Corporation
Woodmark International L.P., a Delaware Limited Partnership
Old Stairs Co. LLC, a Delaware Limited Liability Company

Embassy Industries, Inc., a New York Corporation

Green Manufacturing, Inc. a Delaware Corporation